Exhibit 99.1

Transcript of

BK Technologies Corporation
BK Technologies Corporation Investor Day

April 2, 2026

Participants

John Suzuki - President, CEO & Director

Stephen Theisen - Senior VP & GM of LMR Business

James Teel - General Manager of Solutions

Carlos Camps - Vice President of Software Engineering

Scott Malmanger - CFO, Principal Accounting Officer & Company Secretary

Jaeson Schmidt - Lake Street Capital Markets, LLC, Research Division

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Vision 2030 Investor Day. This event is being recorded. [Operator Instructions] I will now take a moment to read the safe harbor statement. Statements made during this presentation and presented that are not based on historical facts are forward-looking statements.

Such statements include, but are not limited to, projections or statements of future goals and targets regarding the company's revenue and profits. These statements are subject to known and unknown factors and risks. The company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in today's presentation and in BK's filings with the Securities and Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements.

At this time, it is my pleasure to pass the floor over to your host for today, Jaeson Schmidt of Lake Street Capital Markets. Jaeson, please go ahead.

Jaeson Schmidt

Thank you, Corbin. Good morning, and welcome to BK Technologies Vision 2030 Investor Day. I'm Director of Research at Lake Street Capital Markets and cover BK Technologies here at Lake Street. We have the full team on today's presentation, including John Suzuki, Chief Executive Officer and Board Director; Scott Malmanger, Chief Financial Officer; Stephen Theisen, General Manager of the LMR business; James Teel, General Manager of the Solutions Business; and Carlos Camps, Vice President of Software Engineering.

The agenda today will begin with an introduction of the company's Vision 2030 objectives. Followed by an outlook on the North American public safety Land Mobile Radio market, a public safety broadband market overview, a road map on the company's engineering and product initiatives and a comprehensive discussion on capital allocation.

Following the presentation, we'll open up for a question-and-answer session with the full BK Technologies management team. And with that, I'll turn the call over to John Suzuki, CEO of BK Technologies. Thank you. Go ahead, John.

John Suzuki

Thank you, Jaeson. Good morning, everyone, and thank you for joining us on our Vision 2030 Investor Day. BK Technologies is a company that has been in business for over 75 years, designing, manufacturing and marketing Land Mobile Radios.

For the most of the history of the company has focused on wildland fire market. While we enjoy a 90% market share in this vertical, the wildland fire market is a very small market compared to the broader public safety communications market. To address the larger TAM, in 2019, the company made a strategic decision to invest in a new product line, the BKR Radio Series. Over the preceding 5 years, the company invested about 20% of its revenues in R&D to develop its first BKR radio, the BKR5000 that launched in 2020 and more recently, the multi-band BKR9000 handheld radio in 2023.

This investment has proven to pay off. As we closed Vision 2025, these 2 radios doubled revenue from $44 million to $86 million. Our shift to an asset-light model increased our gross margin to about 50% and the combination of higher ASP product mix and lower cost structures improved EBITDA margin from 3.5% in 2020 to over 20% in 2025.

As we look forward to Vision 2030, we plan to double revenue to $170 million, increase gross margin to 60% and expand EBITDA margin to 35%. This would triple EPS to $13 and generate $55 million in free cash flow. To accelerate our revenue growth, we expect to start shipping our multi-band in-vehicle mobile, the BKR9500 in the first half of 2027.

Afterwards, engineering will shift to our next-generation platform, the BKR X for expected launch in 2029. For competitive reasons, we are not discussing or disclosing information on the BKR X platform today, but I felt it was important that we communicate that we intend to continue our engineering spend through the Vision 2030 time frame.

We believe we can achieve the $170 million revenue target through our core business. We also believe that over this period, the business will generate a tremendous amount of free cash flow. Our intention is to allocate some of this new capital to either enter new markets or to add solutions that can help accelerate the adoption rate of the BKR9000 and BKR9500 multi-band radios.

Our go-to-market focus is on 2 product lines: Land Mobile Radios and Solutions, both of which will be discussed in greater detail during this presentation. At this point, I'd like to turn over to our General Manager of LMR business, Stephen Theisen. Stephen, the floor is yours.

Stephen Theisen

Thank you, John. My name is Stephen Theisen. I'm the General Manager of BK's LMR business. I'd like to take a moment to give a brief introduction. I've been in the industry for over 25 years, the last 9 of which with BK Technologies, where I started in a sales position and have held various leadership roles, moving to the Head of Sales and Marketing.

And as of July of this past year, I was -- as I assumed the position as General Manager of the LMR business. I'd like to talk first about the total addressable market. The market is about $2.4 million (sic) [ $2.4B ] where it has grown to that level over the past 5 years at a rate of 7.5%.

BK has grown 14% over that same period of time. Industry has shown that our industry evaluations have shown that we are expecting a compound annual growth rate of about 10% over the next 5 years, taking the total addressable market to $3.8 million (sic) [ 3.85B ].

In that period of time, we expect to see a 15% compound annual growth rate. The market share at that point, we would expect to grow by nearly 10% Sorry, I'm having slide presentation problems. There we go. Thank you. Our product portfolio is deliberately focused for purpose-built and meant to deliver exceptional performance and reliability for public safety professionals.

It consists of P25 Portables & Mobiles, as John said, starting with our BKR Series 5000 and then our BKR9000 multi-band followed, our KNG mobile series and then launching in the first half of 2027, we'll see the BKR9500 multi-band or multi-band mobile.

We have the accessories that go with those radios. And then unique feature sets within our base stations and the industry's only rapid deployment Portable Repeater, the RelayONE. Market overview, particularly over the last 5 years, has been focused on federal government, military and state and local, segmented by tiers.

Tier 3 being the largest of those and has been our primary focus. The mission has been to leverage our Wildland relationships and reputation to penetrate the structure fire market, which is the most price-sensitive market. And we opportunistically look at state and local Tier 1 and 2 markets as well. The key growth strategy or the service addressable market is about $2.3 million to $2.5 million.

This is the largest -- or the largest of which is in the Fire segment 40% of that business is west of the Mississippi and 85% of those users already are familiar with the BK Technologies brand and product. This is important to us as not only is this a large segment, but it works with our focus-driven portfolio and purpose-built product.

We have established a presence in that market, and we can leverage those relationships. In addition to this, these markets tend to be the most price sensitive and the most resistant to move away from LMR. A couple of case studies to talk about is Florida Forestry. Florida Forestry looked at our BKR5000 for a period of nearly 2 years.

This is a legacy account where they have been a BK user for decades. But as the market has changed, they needed to address interoperability issues. They decided to make the decision not to go forward with a single band, but to purchase the BKR9000 multiband radio at a 40% price premium to give them that ability to move forward into other bands, interoperability with adjacent agencies, whether it be federal, local or state.

A couple of key points there is that this enabled them to bridge that interoperability gap and to eliminate redundant hardware, one radio, multiple missions. Another example of this is Washington Sheriff's office. This is in Idaho. This is a core Tier 3 jurisdiction, very typical of what we see, not a very large population, but very large geographically and with some specific challenges.

They needed to focus interoperability issues where they had traditionally been VHF, but they had surrounding municipalities that were UHF band, the state patrol that was operating on the P25 Trunked system and of course, federal agencies all around them.

This is a very rugged terrain that they operate in as well. So they have communication gaps. They decided to move forward after being a long-time Motorola customer to go with the BKR9000, a brand that they were already familiar with because of the fire around them, but not necessarily a radio that they had used themselves. They trusted, they went forward. And with that, they have closed some interoperability issues and they have stated that the radio actually performs better than other radios that they have tried in the most challenging territories.

Again, I'm sorry, I'm having trouble with the moving. Thank you. Thank you again for your participation. And I'll now turn the presentation over to James Teel, our General Manager of Solutions. James, please go ahead.

James Teel

Thank you, Stephen. My name is James Teel, and I'm the General Manager of our Solutions Business here at BK. As a brief overview of my background, I've been in the LMR and cellular communications industry for over 40 years, including 28 years with L3Harris and 4 years with BK Technologies. This slide that I'm showing summarizes the evolution of public safety communications.

Starting from single-band LMR radios evolving to multiband LMR radios and broadband in the vehicle, which at that time was characterized and today is characterized by mobile data terminals, GPS and video and ultimately to broadband outside of the vehicle or on person. And this evolution has been heavily driven by the advancements of the smartphone.

Today, broadband technologies such as 5G and emerging satellite direct to phone play a key role in augmenting LMR mission-critical communications. Likewise, worldwide standards are moving broadband toward mission-critical communications akin to LMR. However, for the foreseeable future, we think both LMR radios and smartphones will continue to play a key role in this market.

Technology innovation has driven the U.S. public safety broadband market to a range of $4 billion to $8 billion annually, which represents 40% of the global market. And this market is growing at 8% to 12% CAGR. That number includes network infrastructure, devices, applications and services associated with public safety broadband.

However, applications is the fastest-growing segment within that space at 12% to 20% CAGR and currently represents 15% to 30% of the total market or $600 million to $2.5 billion annually. Key application categories include push-to-talk and collaboration tools, situational awareness platforms such as CAD overlays and mapping, video from body cameras, drones and real-time streaming to dispatch centers and emergency operation centers, as an emerging category that we hear quite a bit about, and that is artificial intelligence and analytics.

We are embracing our customers' growing need for increased intelligence and situational awareness. We launched our BK ONE brand of interoperability solutions in the spring of '25, roughly a year ago at the IWCE conference. Our portfolio provides advanced field applications that enhance situational awareness, decision-making and interagency coordination, enabling the first responder to be safer and more efficient. BK ONE provides our customers with value-based solutions while enhancing the overall value of our BK Radio portfolio.

Today, our portfolio consists of InteropONE, which is a SaaS-based push-to-talk over broadband service that provides on-demand interoperability for unified communications. LocateONE, a solution that provides geospatial real-time tracking of personnel and assets; and RelayONE, a portable bring-it-with-you solution that extends LMR radio coverage and enhances on-incident interoperability.

We will continue to enhance these offerings as well as add new ones under the BKN umbrella throughout the Vision 2030 time frame. I wanted to highlight, starting with InteropONE, a bit more detail on each of these solutions in our portfolio. The left half of this slide highlights the interoperability challenge in today's push-to-talk over cellular or push-to-talk over broadband market. It remains very siloed today, even with the passage of the FirstNet legislation in 2012 over 14 years ago that attempted to address the interoperability challenges that came out of the 9/11 incident.

We developed InteropONE to break down these silos by enabling an InteropONE user on their smartphone to create a talk group on the fly and include anyone with an active smartphone number within minutes and without the need for back-office administrative support. This is a unique capability in the push-to-talk over broadband space, and it is BK patented technology.

Moving to the right half of the slide, we are developing technology that extends InteropONE capability to our BKR series radios, which we are calling BKRplay. BKRplay enables a cost-effective alternative to integrated cellular service in the LMR radio.

With BKRplay, the radio access the front-end device for the InteropONE app, providing the end user the ability to make and receive calls on the radio and change InteropONE groups or channels from the radio. This is analogous to Apple CarPlay or Android Auto, where our car display takes over some of the applications on our smartphone. BKRplay is BK patent pending technology, and we are planning customer beta testing to start in this quarter.

Falling into the situational awareness category, LocateOne is a cost-effective solution that provides unified visibility of radio and field assets across LMR, LTE and 5G and SATCOM networks. LocateOne provides out-of-the-box data connectors that enable interoperability and ecosystem friendliness.

The value delivered is increased situational awareness, which in turn drives incident response times -- reduced incident response times, which, again, in turn, enhance end user safety and citizens safety.

Moving to the right half of the slide, we launched LocateOne Lite at the International Wireless Communications Expo, or IWCE conference just this past month in March.

Sparked by a specific customer challenge. This solution focuses on situational awareness for teams operating in austere, internet deprived environments such as wildland fire, Backcountry Search and Rescue, Rural Sheriff's Departments and Border Patrol units. LocateOne Lite leverages the growing Team Awareness Kit or in the industry known as TAK, software ecosystem and enhances the value and stickiness of our BKR Series radios.

LocateOne Lite was well received during a recent field exercise hosted by the North Carolina First Responder Emergency Technologies Program, or [ FirstTech ] as indicated by the quote from Charles Laird on the slide. As important, our LocateOne solutions are in alignment with the 2019 Dingell Act, which contains important provisions affecting public safety communications. Especially public safety personnel location.

In June of 2013, the Yarnell Hill wildfire near Yarnell, Arizona, killed 19 members of the [ Elite ] Granite Mountain Hotshots and became one of the deadliest firefighter disasters in U.S. history. While the Dingell Act was not a direct response to Yarnell, the incident highlights exactly the kinds of communication and location gaps the law tries to fix and which LocateOne helps to address. Lastly, RelayOne. We rebranded what was previously called Rapid Deployment Portable Repeater, or RDPR, as RelayOne when we launched BK ONE last year.

As previously mentioned, RelayOne is a portable bring-it-with you solution that extends LMR radio coverage and enhances on-incident interoperability by enabling cross-mode, cross-band and cross-protocol communications. Our latest enhancements include incorporation of our BKR9000 into the offering.

RelayOne equipped with a pair of BKR9000s offer the most flexible LMR cross-communication solution with respect to the frequency being used, whether that's VHF, UHF or 700 or 800 megahertz and the system type, be it analog, conventional P25 and Trunked P25. This concludes my overview of the public safety broadband market.

I will now pass the presentation to Carlos Camps, our Vice President of Software Engineering. Go ahead, Carlos.

Carlos Camps

Thank you, James. As James mentioned, I'm the Vice President of Software Engineering over at BK Technologies. Having joined BK just about 11 months ago, I'm one of the newer members of the team, but I bring with me over 30 years of LMR industry experience, including 28 years at Motorola Solutions and their engineering organization.

I'd like to start today talking about our technology innovation center and why we believe it positions BK to remain relevant and continue building momentum over the next 5 years. Our Sawgrass Innovation Center was established in 2019 when a unique concentration of experienced public safety radio engineering talent became available in the South Florida market.

We moved quickly to build around that opportunity, beginning with our CTO, Dr. Branko Avanic, and an experienced team that understood how to design high-performance mission-critical radios. That investment produced the BKR9000, which we believe established BK as a credible competitive premium multiband public safety communication player. More importantly, it validated the underlying model, targeted R&D investment with deep domain expertise and intimate customer knowledge can and does produce differentiated products.

We are continuing to build on that foundation with the BKR9500 while also applying the same playbook to software. In 2025, we began investing in an in-house software team to broaden our platform capabilities and create additional ways to deliver value to customers over time. So this is not just a story of ONE product.

It's really the story of a repeatable innovation engine, ONE that has already been proven in hardware and is now being extended into software and platform development.

Next, I'd like to talk about the BKR9500, which is an important example of how we are extending the platform in a very disciplined way. We have intentionally designed the 9500 to be a low-friction upgrade path for our existing installed base. So rather than asking customers to replace an entire mobile installation, the 9500 is being developed as a drop-in replacement for the transceiver. That means practically that customers can continue using the existing control heads, cabling and much of the vehicle's installed infrastructure already installed in the field.

And that matters for 2 reasons. First, it reduces development and deployment risk. By leveraging proven interfaces and existing accessory ecosystem, we can narrow the validation scope while preserving a familiar user experience and support a faster path to market.

Second, it should improve customer adoption. For agencies with existing KNG mobile deployments, the upgrade path to multi-band becomes much more cost effective and operationally practical. In many cases, the customer can remove their existing KNG mobile radio, install the 9500 transceiver, reconnect the existing cabling and control hardware and then complete the upgrade with very limited installation disruption.

And that installed base is pretty meaningful. We have more than 50,000 KNG mobiles in the field, and we believe that creating a practical multi-band migration path for a large group of our existing customers is going to be compelling. So the message here is pretty straightforward. The BKR9500 is designed to help us scale faster by using what is already installed already works, lowering the upgrade costs for our customers and increasing the probability of adoption with our existing customer base.

I'd now like to talk a little bit about how our software investments are being deployed. And that software investment strategy is evolving from a primarily device-centered model into a broader end-to-end solutions platform. In Vision 2025, the majority of our internal software effort is really concentrated around traditional LMR and its components, Radio Firmware, Editing Software, Support Tools and a limited set of adjacent applications.

That work remains important because it continues to enhance the value of our radio platforms and supports feature-driven ASP expansion over time. But as we look toward Vision 2030, our objective is to build a more balanced software portfolio, one that supports the core LMR and P25 environment while also expanding into larger solution areas that matter to public safety customers.

Those include fleet management, mobile and broadband application integration, shared device cloud architecture and the ability to support third-party integrations. A key part of that strategy is fleet management. For Fire EMS and police customers, managing large deployed fleets is not optional. It's a necessary part of operating at scale.

We believe that building stronger fleet-scale software capabilities makes our platform more valuable, more embedded within the customer workflow and more relevant beyond the initial hardware sale. We're also continuing to invest in our BK ONE platform, where we see opportunities to extend the reach and capability of traditional LMR voice and data systems through meaningful integrations. In practical terms, that means helping bridge the space between conventional infrastructure-based communications and the kinds off-grid or off-infrastructure use cases where resiliency, mobility and situational awareness become even more important.

In several cases, the innovations we have developed for austere and off-network environments can be applied back into broader public safety workflows. That gives us an opportunity to fill important capability gaps between traditional and more dynamic field deployments.

And finally, we see growing interest from third parties that want to access the metadata and interoperability layers of our platform can provide. Over time, that creates the potential for BK to participate in a wider solution ecosystem, not just as a device provider, but as a platform enabler.

Our software investments are designed to make BK more valuable, not only at the device level, but across the broader mission-critical workflow.

Now I'm going to get into the 5-year LMR road map. This slide lays out how we are managing the LMR road map over the next 5 years. The first point is that our core platforms are durable. We expect both the BKR5000 and the BKR9000 to remain relevant and in the market through the Vision 2030 period.

These are long-life platforms, and that durability is important because it gives us a stable installed base, a continued revenue foundation and an ongoing platform to which -- on which to deploy additional software features and capabilities over time.

At the same time, sustaining engineering remains essential. Long-life platforms still require active investment as components phase out, whether that means simple part substitutions or more involved redesign work to preserve product availability and life cycle support.

The next visible step in the road map is the BKR9500 with development underway now and production planned for the first half of 2027. And we expect that platform to continue evolving with additional variants after launch.

Beyond that, we're already funding the next radio platform shown here as BKR X. For competitive reasons, we're not providing details on that platform today, but the key point for investors is that the new radio development is already planned within the Vision 2030 time frame with revenue contribution expected to begin in 2029.

So the overall takeaway is that we are managing the portfolio across multiple horizons, sustaining a durable installed base, bringing 9500 into production and investing ahead of the next cycle. Now let's dig a little bit more into software. This slide lays out how we see the software road map contributing to our Vision 2030 period.

There are really 3 priorities here. First, near term, we are using software support to support revenue growth and margin expansion within the core radio platform. That means adding feature and options that increase the value of the BKR platform, support new BKR9000 sales and help expand gross margin through higher ASPs.

A key enabler of that is the move to a twice yearly release cadence, which creates more predictability for upsell planning, customer adoption and monetization. Second, over the medium to longer term, we are investing in broader platform capabilities that support larger and more complex customer environments.

That includes Fleet Management, Mobile-phone symbiosis and Platform Longevity, capabilities we believe are increasingly necessary as we pursue larger radio fleets and more integrated deployments.

Third, we are continuing to build out our BK ONE solutions portfolio. That includes expansion of InteropONE, LocateOne and Device Management and Configuration capabilities. As we bring these solutions to market, we are getting direct customer feedback that helps shape the road map.

LocateOne Lite is a good example of that process, a solution direction that came from listening closely to customer needs and translating that feedback into more targeted offering.

More broadly, what we are building toward is a more complete software platform. Some of these solution areas are not unique to the market, but our objective is to deliver a better implementation, one that is tightly connected to our devices, informed by customer workflows and differentiated by the underlying technology that we're developing.

Our software road map is designed to increase value per device in the near term while building the broader platform capabilities needed to serve larger fleets and more integrated mission-critical workflows over time.

With that, I will now pass the mic over to Scott Malmanger for a discussion on our Capital Allocation Strategy. Scott, please go ahead.

Scott Malmanger

Thank you, Carlos. Capital Allocation at BK Technologies is grounded in a clear objective, maximizing long-term value per share. We take a disciplined approach to deploy capital. Capital Allocation decisions are guided by a consistent set of principles, return-driven, prioritize opportunities that generate attractive returns on invested capital, strategically aligned, focus on initiatives that strengthen our position in the public safety communications market.

Data informed, leverage market insights, customer feedback and industry trends to guide investment decisions and adaptive, continuously monitor performance and reallocate capital as conditions evolve. Our capital allocation approach has a strong bias towards reinvesting in the business where we see the highest returns.

With approximately 3.6% market share today and a long-term goal of reaching 10%, we believe we have a meaningful opportunity to drive organic growth. Our first priority in investing is in innovation. particularly expanding our BKR platform, which benefits from a long product life cycles and predictable free cash flow characteristics.

The second would be advancing software capabilities that improve functionality, accelerate growth and create recurring revenue opportunities. Third would be integrating broadband and cellular technologies that enhance first responder safety and effectiveness and extend connectivity beyond the vehicle, thereby leveraging cellular technologies.

We believe these investments will not only support organic growth, but also position us for increased recurring revenue and margin expansion over the long term. We target investments that are expected to generate returns meaningfully above our cost of capital and contribute to long-term free cash flow per share growth.

We will complement organic investment with targeted acquisitions that will strengthen our portfolio, provide defined integration and identifiable value creation opportunities, particularly in software and solutions. And we will also expand our role in the evolving public safety communications ecosystem. We apply a strict financial and strategic criteria to all M&A opportunities, including clear strategic fit within our core and adjacent markets. Expected returns exceeding internal hurdle rates and defined integration plans and identifiable value creation opportunities. We will return capital to shareholders when we believe it represents the best use of capital. Our share repurchase program is opportunistic and valuation-driven, and we will consider special dividends when excess capital exceeds our reinvestment opportunities.

Overall, we believe this balanced and disciplined approach positions BK Technologies to expand market share, improve profitability and deliver sustained growth in free cash flow per share over the long term. By maintaining a disciplined focus on high-return organic investment, complemented by strategic acquisitions and opportunistic capital return, BK Technologies is well positioned to expand market share, increase margins and profitability, grow free cash flow per share, deliver sustained long-term value to shareholders.

Again, thanks to all participants for joining us today. This concludes the formal presentation of today's session. I will turn it over to Jaeson Schmidt, who will serve as moderator for the open question-and-answer session.

Question-and-Answer Session

Jaeson Schmidt

Well. Just jumping into the questions we've received, what's driving your strategy of utilizing the smartphone for broadband connectivity? What are the advantages and also the challenges?

John Suzuki

I think I'm going to give James the opportunity to address that question, Jaseson.

James Teel

Yes. Thanks, John. Our approach of leveraging the smartphone for broadband convergence is really twofold. One is we looked at that situation. The alternative there is incorporating the cellular hardware into our radio as a single device. The one thing that we're -- I think we can all agree to is everyone has a smartphone. They've made that investment already. And we are taking an approach that leverages that investment by integrating through BKRplay or tethering that smartphone to our radio. That's a much more cost-effective approach, we believe. And probably more importantly is the 2 devices or technologies have very different life cycles. As Carlos alluded to in his presentation, we're developing Land Mobile Radio platforms to last for 10-plus years, right, as a life cycle.

Contrast that to cellular, where we're -- we have an expectation that every 2 to 3 years, we're getting a new cell phone that has new technology in it, very short life cycle. So our approach acknowledges that different life cycle model and basically leverages the best of both of those worlds to bring LMR and broadband convergence to our customers in a very cost-effective way.

Jaeson Schmidt

Perfect. And then a few questions on the competitive landscape, specifically how you compete with the likes of Motorola in the solution space where they are so vertically integrated?

James Teel

Well, I'd say, in a nutshell, we're really not trying to compete with Motorola. They are extremely large. They're very vertically integrated. They've made a number of acquisitions. Our approach is to bring practical and cost-effective solutions to our customers and primarily in the Tier 3 and the Tier 2 markets, where budgets are generally very constrained. So kind of aligned with our strategy around cost-effective value-based radio platforms.

We're doing the same with our solutions approach and bringing solutions that solve problems for our customers. An example of that was highlighted with LocateOne in my presentation, LocateOne Lite.

Jaeson Schmidt

Perfect. And then a few questions on the federal government. I'm going to combine them. First part is how dependent is growth on the federal government/spending environment? And then one, wanted you to comment on the federal revenue decline in '24 and '25 and how we should be thinking about the outlook here in '26 and beyond?

John Suzuki

Thanks for the question, Jaeson. I'll take that and maybe Stephen can add some more color. So let us go back to 2020 time frame when if you look at our revenue profile, I would say half of our revenue was generated from the federal government. So of that $44 million, half of that came from the federal business.

And last year, we did $86 million. And I believe the percentage was somewhere around 30% or 35% in that range, so substantially less. So as we've grown our business, we really have grown our business outside the federal government more in the state and local side of the business. We do see that as a continued trend as we move forward with expanding our -- the adoption of the 9000 and of course, the upcoming 9500 radio. The primary market for those radios and the primary growth driver is really in the state and local market.

So over time, the percentage of business from federal will decline. Now that being said, if there are opportunities for us to get into agencies because the federal government is a very large purchaser of Land Mobile Radios, we have a very successful position with the U.S. forestry.

If we were fortunate enough to position ourselves with another federal agency, you could see that percentage climb as that new agency onboards with the BK radios.

The other comment I would make is if you're looking at large agencies such as U.S. Forestry or any of the federal governments, A lot of that is budget dependent and moves from year-to-year, and these things get deployed over a period of time.

So I would say that when you're dealing with large customers, the order platform -- order cadence tends to be a little bit lumpy. And so they may get some extra money in 1 year or they may decide to allocate more funds towards Land Mobile Radio in a specific year than another year. That doesn't mean over time, when you look at it on a 5-year basis, I think you would find that the amount of money that they were going to spend was more within that predicted range.

And so I think it's very -- I think looking at historical numbers year-over-year can be very deceiving. And you really have to look at it as a trend over time. And again, we view our growth really being more in the state and local market. So that being said, I'll ask Stephen if he has further comments in terms of where he sees the market growth coming from. Stephen?

Stephen Theisen

Thank you, John. Yes, I would concur with all the statements that John made. The opportunity for growth within our legacy accounts, the federal business that we've enjoyed over the past few decades is really in migration to the new BKR multi-band series. That's where we'll see that growth come in. In terms of number of users, it's really not changing too much. So we would expect the business there to be -- in terms of the number of units being sold to be somewhat stable, up and down a little bit from year-to-year depending upon budgets.

But we have seen quite an interest in adopting the multi-band. And as we pointed out with our state legacy account, Florida, they were willing to pay a 40% premium to have the ability to have the interoperability at their fingertips when they're ready to add those software options.

Jaeson Schmidt

Perfect. And next question here is, can you talk about the path to 60% gross margins as Motorola equipment tends to be in that 55% to 56% range?

John Suzuki

Yes. It's a good question. I would say Motorola's product basket is pretty wide, right? They have a wide portfolio. And contrast that with ours is we're very focused on one part of that portfolio, which is the high-end public safety device market. That, in my opinion, next to software perhaps is the highest margin portion of the product portfolio.

So where we are just laser-focused on the -- on executing on the top end public safety market for devices, our competitor, Motorola has a much broader portfolio, which dilutes the overall gross margin. So while we're targeting 60% on devices, that's the primary focus, and that's where the majority of that profitability that Motorola enjoys as well. They just get diluted from other parts of their portfolio to get down to that 50%, 55%.

Jaeson Schmidt

Okay. That makes sense. And then can you lay out your go-to-market strategy, how you're approaching the dealer market, how the sales force efficiency is tracking? And then how much do you plan to grow the sales force and dealer network in order to hit the targets?

John Suzuki

I think that's a great question for Stephen.

Stephen Theisen

All right. Happy to answer that. I actually had a slide that kind of got jumped over in the process of my challenges here, technical challenges. But we have about 130-plus dealers, and it is part of our program that we're trying to grow out. We also have grown our direct sales.

Now our direct sales works with the dealer, not against the dealer channel. The dealer channel is an extension of our sales team. So we intend to continue to work that. And specifically, I talked about the Tier 3 markets. So we are targeting dealers in those Tier 3 markets as well to get the coverage.

John Suzuki

And I think, Stephen, you commented that there are about 870 counties in the Tier 3. Can you comment on the coverage, the dealer coverage within that?

Stephen Theisen

Yes. Thank you, John. That's correct. About 870 Tier 3 counties in the nation. And we have about 80% or just shy of 80% coverage at this time. Getting to that level was a little easier than getting to 100% will probably be a little bit of a challenge, but we're definitely working towards that.

Jaeson Schmidt

Perfect. And then a question here on your 2030 financial targets. And if they include any acquisition activity or is the doubling in revenue based solely on organic growth?

John Suzuki

Yes. It's exclusively organic growth. We look at acquisitions as being something in addition to -- on top of the $170 million.

Jaeson Schmidt

Got you. And then what is driving the 2026 to 2030 market growth acceleration to 10% from that 7.5% between '21 and '25.

John Suzuki

Yes. So first, you look at the market overall, right? I mean we're dealing with public safety and the number of first responders in the market is really directly proportional to population. So you can see as the population grows, the number of first responders grow and then, of course, the need for radio communications grow.

Population growth is not growing at 10% or even 7.5%. I think what you're seeing is really a shift in the average selling price of radios, the value proposition that new technology is bringing. If you look at the average cost of a radio today versus it was, say, 20 years ago, it's probably double that price. And so there is an acceleration of that average selling price over the last few years, and we see that continuing. Now a couple of technologies that are going to be driving that higher ASP. The first one is broadband -- or sorry, multi-band, excuse me. The multi-band adoption rate has been, I would say, very slow over the last 10 years when it was first introduced, primarily because of the price points of those radios.

Today, the customers have more choice at a much more budget-friendly price point, and we see that the adoption rate will go up. And that's actually will be an increase overall to historical pricing. So I think a lot of that is technology-driven. Multi-band is one aspect of that. Another aspect of that is just broadband solutions.

As we look at integrating broadband solutions with LMR to augment the overall solution, there's opportunity to increase pricing and introduce new. So I think that's -- those are 2 key drivers of the technology side that's driving the overall market growth over the next period.

Jaeson Schmidt

Got you. And then next question also sticks with some of your targets. The revenue target of $170 million and a 35% EBITDA margin equates to about $60 million in EBITDA. And then this question really wants to kind of bridge how you get to that $55 million in free cash flow.

John Suzuki

That definitely sounds like a finance question. So I'm going to pass that over to Scott.

Scott Malmanger

Yes. Thank you, John. Thank you for the question. Basically, we think our forecast is reasonable and yet conservative. And so I'll start off with that. But as a part of that, we do have add-backs for basically noncash stock comp -- and then we've also got some -- we will basically have higher spending for research and development.

So we're going to have some benefits on the income tax side. It's really too early to tell what's going to happen 4 or 5 years from now, but we've modeled it out, and I'm comfortable that we'll have a free cash flow of some place in the range of $55 million on $170 million worth of revenue.

Jaeson Schmidt

Understood. And another question here on the competitive landscape. This time, more on the likes of JVCKENWOOD and some of the cheaper radios out there, how you guys differentiate compared to them?

John Suzuki

Yes. I think Stephen, can address that, Stephen?

Stephen Theisen

Thank you, John. Thank you for the question. And a good question at that. JVCKENWOOD and Tait are highly competitive from a price standpoint. But when the price is equal, customers looking at which is the least risk, which is the easiest to transition to. And our radio has a form factor that's going to be very familiar with them. It's going to feel like the radio that they're used to using at a much higher price point, if I dare say, a Motorola radio. In performance, we put a lot of focus on the performance of the radio as well.

So leveraging our relationships, the size of our company, the way that we can take care of the customer and then putting a radio in their hand, it feels like -- feels like something that they're used to having in their hand. It operates like a radio that they're used to having. It makes it a little bit easier, I would say, to remove price from that equation.

John Suzuki

Stephen, if I can just add to what you're saying, right? I mean -- so first, you end up with a -- let's just say it's a Motorola customer, which -- I mean, they own 70% of the market share. So [indiscernible] its,'s a Motorola customer that's that we're talking about.

First, for them to make a decision to move away from Motorola, a company that they've probably purchased radios from for a majority of their career is not a simple one. But they've made a decision because they really need to have a multi-band radio. They want a multi-band radio. They feel they need a multiband radio, but their budget is only allowing them to afford a single-band radio for Motorola solutions.

And so they open up the door, right, to competitors who have multi-band radios that are comparable price to, say, a Motorola single-band radio. The question is, is really when you compete against these other competitors, Tait and say, JVCKENWOOD, what is the distinguishing factors that can actually make a difference in BK's way.

And I wanted to reiterate what you just said because I don't think we can overstate the importance of this. When you're dealing with law enforcement, they hate change, right? And so form factor matters in terms of how they use their radios, the familiarity they have with the radios, especially if they find themselves in a life-threatening situation.

And so when a radio that you give them, if it's a new radio, their first reaction is, I hate it because it's new, right? And then they warm to it if the form factor is very similar to what they've used in the past. And that was one of our key design criteria when we brought the 9000 out to market.

The form factor is very similar to a Motorola APX 8000 radio, and we did that on purpose. And so that the transition from, say, an APX 8000 or an APX 6000, which is their single-band radio to the BKR9000 all-band radio would be a seamless event. In fact, we've given 9000 radios out in the marketplace to first responders and their first reaction is, oh, this looks like a Motorola radio.

And we would ask them, is that a good thing? Or is that a bad thing? And they would say, absolutely, it's a great thing. Because the ability to put those radios in first responders' hands, train them on those radios is almost seamless. Now you contrast that with our competitors of Tait and JVCKENWOOD and you can go online and look at their radios.

There is a distinct difference between the form factors of these radios. And it is that factor in my mind or in our experience, I would say, has been a key factor in the end customer selecting BK. So a little bit longer-winded answer, Jaeson, sorry, but I thought it was a very important point that we need to reinforce.

Jaeson Schmidt

No, that's helpful. And then the next question is, you addressed it, I think, in a previous question, but this goes back to the gross margin difference between Motorola and specifically how you guys are able to make these radios at such lower cost compared to a competitor with so much more scale.

John Suzuki

Yes. So the comment I would make is that we don't produce these radios at a lower cost than Motorola Solutions. If you look at an equivalent radio to ours, I believe that their cost structure is much better than ours because they use a lot more customized integrated components, and they have a lot more volume and manufacturing scale than we have. And so I think that if you look at our gross margin on the 9000 being 60%, then the question people should ask is what the gross margin of Motorola's comparable radios are in the marketplace. It is substantially higher.

Again, it's diluted from the other parts of their broadband. I don't know that for a fact. I don't know what their cost structure is. I don't know what their margins are. I don't have any inside information on that at all. But I do know, right, that these guys use a lot of customized parts.

I do know that they have a lot more volume and a lot more manufacturing scale. So these are reasonable assumptions that I can make. And I know that they sell their price -- their radios at a lot more money than we do. And so I expect that their margins would be much greater than this.

Jaeson Schmidt

Okay. That's helpful. And then a few questions. I'm just going to combine them here. Looking out to your targets, how much revenue are you expecting from either accessories or BKOne?

John Suzuki

So on the accessory side, I think we've said in the past, it's about 30% or 35%. Again, it fluctuates a little bit depending on the middle of fire season, you've got a lot of people coming in asking for more accessories because they're going out on a mission. During the fourth and first quarter when things are dying down, the percentage of accessories is less, but it's in that 30%, 35%.

In terms of BKOne, I mean it's still relatively new to the portfolio. And I think the -- again, the value in the portfolio is not that it's just going to be this huge revenue stream as competitive to the radio revenue stream. To be honest, the revenue stream on the revenue is the lion's share of our business and very profitable. BKOne is profitable, but it's not a significant part of the revenue portion. Now as we go forward over the next 5 years, but more importantly, the next -- when I look at Vision 2035, 2040, right, as broadband becomes more relevant in public safety communications from a first responder's standpoint when they're out outside the vehicle, right? I do think that the opportunity there is greater every year as we go forward.

So part of the reason why we're making this investment in there is because we do see this shift in public safety's interest in using broadband and there is value. We've seen it in the vehicles where they brought broadband communications to the vehicle, how that's made the first responders' safer and more efficient. As we look forward, it's really about when that first responder steps out of the vehicle. He is carrying a smartphone. I think we saw some Verizon studies where 60% of the first responders are being issued with agency paid smartphones, and that percentage continues to climb over time.

So I can't tell you where we're going to be on the solutions side of the business in BKOne as a percentage of the revenue. I would suspect, if I look at the next 5, 10, 15 years, the radio portion will still be a significant part just because the industry doesn't like to give up their radios. But I do see that side of it growing, and it's becoming -- it will become more material. And customers are asking today, what is your broadband strategy? And how do these things work together? And that's why James and the team has been very focused and very successful, I will say, in communicating to the market on how we are doing it a little bit differently than our competitors.

Jaeson Schmidt

Perfect. Appreciate that color. And this next question, I assume, relates more to manufacturing and supply chain. Can you scale without breaking the model?

John Suzuki

I'm going to let Stephen, since he just picked up the operations group, so it's fresh in his mind, I'm sure.

Stephen Theisen

Yes. Thank you, John. Thank you for the question. Yes, we absolutely can. And we already are. We proved that in 2025 that it's scalable, and we continue to work on our relationships and -- with our contract manufacturers, suppliers in general to make sure that they're prepared to grow with us as well. And I'm very happy to report that I have no concerns at all that we'll continue to improve the scalability of the model that we began about 2.5 years ago, I think, when this all started.

John Suzuki

Yes. Just to add, I mean, our partner EastWest Manufacturing has been great. They have numerous facilities around the world, including in the U.S., Canada, Mexico and Asia. And the versatility for us to be able to leverage their manufacturing scale across the globe is fantastic. And the reality is we are a fairly good sized customer for them given the size of their business and our business, which is good because they actually pay attention to us, and they want us to help us grow and they are a shareholder as well. And so I think that our interests are very much aligned and they're excited about Vision 2030 and our growth prospects.

Jaeson Schmidt

And next question here is on how you guys view the LMR and broadband markets and if you think they're competing technologies?

John Suzuki

That sounds like James Teel question. James?

James Teel

Yes. Thanks for the question. No, we don't view them as competing technologies. In fact, we believe that as we've discussed, broadband today is augmenting LMR in a very positive way. And we don't see that changing in the foreseeable future. And even when broadband is more integrated into the public safety operations, I'll go back to what John was talking about with form factor around the device. We don't see that form factor going away anytime soon. Some of you -- you hear you'll never see a firefighter go into a burning building with their smartphone. And we believe that. We believe that, that LMR radio form factor is going to be here for the foreseeable future.

Jaeson Schmidt

That's helpful. And the next question is on your backlog ending '25. And then looking here in the first half of '26, which key contracts or agencies are you expecting to materialize?

John Suzuki

Yes. So first, I would say, again, if you start looking at it year-over-year, quarter-over-quarter, there's lumpiness in the order volume and then large orders that we get from some key customers, so U.S. Forestry, we get orders every year. It's usually in the Q2, Q3 timeframe. Those deliveries can take 5 or 6 months to make a delivery -- to convert to revenue. And so the order profile for large customers will vary a lot from year-to-year. But if you take it out on a 5-year view, you'll see that it smooths out, and it's pretty consistent.

So as I look in 2026, clearly, we expect orders from one of our key customers in the federal side, U.S. Forestry. They have been assigned budgets, but the timing of the release of those funds and the process they have to go through, again, historically has been in Q2 and Q3, and we expect that to be replicated in '26.

Jaeson Schmidt

Got you. And how does the BKR 9500 drop-in replacement strategy reduce customer upgrade costs?

John Suzuki

I'm going to kind of shift that to Carlos since he hasn't had a question and then maybe get a follow-up from Stephen. Maybe I can do the cleanup on the end, I don't know. Let's go. Carlos?

Carlos Camps

Thank you, John. So this was a key design consideration when we develop the 9500. And mobile replacements, in general, can be very difficult to implement. You have to take all the existing equipment out. It requires you usually to take the vehicle out of service for a day or longer in order to remove all the existing cabling, wiring control heads, power lines and then replace them with newer ones, right?

So when we approached this problem, we said, if we want to get fast adoption, if we want to reduce that headwind that, that disruption to operations and that cost, which sometimes can be anywhere from 30% to 50% of the purchase price of the device as well for labor, whether we made a box that just fit right in, you took out the existing cables, plugged them right into the new device and with a couple of programming actions, you were ready to go. That's really the challenge that we gave the engineering team, and I think they took that to heart and are delivering to us a device that fits that exact model that we have put together for our customers to be able to take advantage of.

John Suzuki

Stephen, can you comment? I mean, this strategy is -- this product approach that we've communicated to customers. Can you give some anecdotal feedback on how that's being received?

Stephen Theisen

Yes, absolutely. Thank you. That is true. And as we've seen, especially in the federal space, the workforce at that technician level is shrinking. So it's a real important issue for them to be able to program radios, install radios quickly. So in having conversations with that particular customer base, they're saying that they're going to have radios programmed up, queued up and just ready to drop in and they figured that they can do that in a very short amount of time. It doesn't take a huge number of people to go through a huge number of radios. So it's being very well received. In fact, I think our customers would say that they're excited about what we're offering them in that regard.

John Suzuki

Yes. And I think just a final point on this is we estimate that there are 50,000 of the single band KNG mobile radios. And so these are customers who have these things installed in their vehicles today. If -- again, it's a single band radio, if they wanted to do an upgrade to a multiband radio, they can buy the 9500 and within a matter of minutes, open up the trunk, replace out the old radio and put in the new 9500.

And so although I would love to replace all 50,000 of those radios, but it just gives you an idea of the market size and the level of success on replacing those radios is still to be seen and the speed at which we can do that. But the fact that we've made it really easy for them, and it's, again, more cost-effective from the install side, the control heads are all the same. So user training is like zero, right? So transitioning from a KNG mobile to -- that they've been using for 10, 15 years, right, to the new 9500 is absolutely seamless.

Jaeson Schmidt

I appreciate that color. And next question here is on the 9000 and deals that you aren't able to win, what tends to be the common feedback you get from customers?

John Suzuki

So I'm going to start that off and then I'll let Stephen finish because the one area that I think is that I'm more aware of because it's disappointing to see is when the customer has funding and a need to really purchase both portables and mobiles, in-vehicle radios at the same time. And for some customers, we've been able to persuade them to spend all their money on portables and then just wait for the in-vehicle mobile radio to come out. But there are certain cases where funding had to be spent and they have their need, and we've lost that business because they just can't wait.

I think that's disappointing to hear because I think that these customers wanted to buy BK but because of the timing of their funds and their need to spend those funds, they weren't able to purchase our radios. I'll leave it to Stephen to talk about maybe the broader case perhaps when we're not successful in selling the 9000 against competitive radios. Stephen?

Stephen Theisen

Yes, I would agree with that. And as you were saying, John, immediately some examples came to mind that I won't name, but absolutely, lost an opportunity to sell because the customer wanted to stick with the same brand for both products, and they weren't willing to wait to buy. And that's going to happen, right? But that's obviously what we're trying to put a stop to here with the introduction of the 9500, and we think that we'll be successful with that. I believe that the market is continuing to shift as well and it shifted in our favor.

So as it does, we remain to be that value added, I guess, supplier, a great quality product at a great price, great service. And I think our success rate is going to go up substantially.

Jaeson Schmidt

Okay. That's helpful. And the next question here on M&A. You've outlined it's going to be part of the growth strategy going forward. How should investors think about the potential cadence of M&A? Is this the situation you eventually wanted to do one deal a year or just be opportunistic? How should we think about sort of that timeline?

John Suzuki

Yes. I think that's a great question, right? We are going to generate a lot of free cash flow, and therefore, there's going to be this, "Hey, let's go do something", right? When I look at the opportunity here, the opportunity is so large in terms of our core business, we're at 3.5% today, and you can see the growth rates Stephen was talking about. I mean, we have the opportunity to grow faster because the market is so big. The question is how do we do that?

And so when I look at acquisitions, I'm really looking at opportunities that can open up new markets for us or to accelerate the adoption rate of the 9000, 9500. That's my first and foremost priority. If there's an opportunity to do that, and I feel like it brings accretive value in these areas, then we will close the deal. But I will say, if I don't close a single deal in 5 years, I'm not going to lose any sleep, right? And I'll be very disappointed at me and maybe the Board will release me. But we shouldn't be doing deals to just do deals.

And so when you ask me about cadence, that's not on my mind. I wish I could do 5 deals today that drove the adoption rate or open new markets, I would do 5 deals today if I had that on my plate. So we're going to be very opportunistic. We're going to be very thoughtful in terms of how we spend that money. We do think that our core market has a huge runway and that's where we want to reinforce our investments because we think that, that provides the highest rate of return.

Jaeson Schmidt

Okay. That's helpful. And the text question kind of goes off your last comments there, John. Just how you think about the international markets?

John Suzuki

Yes. So obviously, our core market here is in the United States, which -- where Project 25, which is the technology used for public safety was really adopted under the TIA standard. Canada also adopts P25, and we have some business in Canada. There are about 30 other countries worldwide that also use P25. Australia and New Zealand are probably the larger markets outside the U.S. and Canada. But these markets are, in general, quite small. I tell my team, we did $86 million last year. I bet you we could do $86 million in Florida alone. So there's just so much opportunity in the U.S. I think our focus needs to be here.

Now that being said, if there was an opportunity for us to partner with someone or require someone that participates in these other markets, then I think that would be of interest to us. But for us to go out on our own on an organic basis to establish offices in these areas, I just don't see that being realistic. So when I talk about international, I'm really talking about Canada for the most part, which, in my mind, is a very -- we've done business in Canada. It's a very easy place for us to go do business. And -- but outside of the U.S. and Canada, it's not -- certainly not a priority.

Jaeson Schmidt

Got you. And then a question here on sort of going back to the ability to scale, specifically how you're thinking about the sales force and building -- further building out that sales infrastructure?

John Suzuki

Sure. Let me -- Stephen has gone through a lot of that over his last 4, 5 years. I think when I started in '21, the sales team was probably half of what it is today. I'm -- so I'm going to let Stephen answer that because he's got a lot of experience and he certainly understands the challenge to get to $170 million. So Stephen, why don't you give your thoughts on that?

Stephen Theisen

Yes. Thank you. That's true. The -- there's a couple of different divisions within our organization that are growing substantially. Carlos is part of one of those and sales is another one of those. The sales team -- we are continuing, as I said earlier, to try to grow our dealer channel, and we have absolutely grown our direct sales team as well. We still have a lot of sales team members that are covering large geographical areas, and we do define their individual territory by population. But I don't think that doubling the size of our sales force is going to double our business. So we have to be thoughtful and strategic about how we go about this.

So as we get to a point where sales team member is kind of maxing out their capability within a territory, then we look at splitting up territories and adding another person. But we absolutely are looking long term to grow that. In fact, we've added another division where we had the country divided into 2. It's now divided into 3 and someday it will be divided into 4 and so forth and so on.

John Suzuki

Yes. I think just to add on to what Stephen is saying, when you're looking at our sales team, they work at the state and local level, right? They work primarily with -- or exclusively with dealers, right? We would prefer our customers to purchase through our resellers. And the reason for that, we view that as a force multiplier, right? There's a lot of time that's spent with customers, both in acquiring the order, but deployment of radios and support of those radios. And there are no better person to do that than someone that's local to them who is focused on public safety.

That being said, the sales people we're bringing on, on board are not order takers, right? They -- their job is to get out in the marketplace and interact with first responders in the communities where they work. So public safety on a monthly basis get together, whether it's fire or police or jointly together, to discuss various things. Typically, they will allow vendors to come in or at local exhibits. We're at hundreds of local exhibits every year. Their job is really to bring our flag and promote our value proposition into these marketplaces. And then as they uncovered leads, then introduce the local reseller to that opportunity.

Now in some cases, the dealers will bring opportunities for us, but our experience has been, the best way for us to go to market is if the BK sales representative is in the field, working with first responders, promoting our products in terms of our value proposition and then supporting that through our reseller channel and their resources.

Jaeson Schmidt

That's helpful. And next question here is, is it fair to assume the BKR 9500 could replace the 50,000 KNG units over time?

John Suzuki

Yes, it's a good question. So if you ask me, I would love to see that. Do I think that's going to happen? The answer is no because the 9500 is going to be much more expensive than the KNG mobile. So it will go back to needs, right? So we look at the overall market for land mobile radio today, and this is just a guess for myself and our team, about 15% of the radio. So there's 700,000 radios sold every year-ish. 15% of that we feel is multi-band radios today. We think that maybe it could go to 60%, which would be very aggressive. And think about it, right, it's been 15%. It's been almost 10 years that the first all-band radio was first introduced. So it's not like it's lighting up fire and transitioning this market very fast.

And again, our view on that is the adoption rate is not -- has nothing to do with the capability. It has more to do with the price points of what these people were paying. Now we do feel that with ourselves and other competitors at more budget-friendly price points that the adoption rate is going to accelerate. And if you were to ask me to, say, where do you think things will settle out, I would say 60% all-band radios, 40% single-band radios. So I would assume that, that percentage is possible on the 50,000 radios that are embedded out in the base. Now again, that's just over-the-napkin math. I can say with probably great certainty, it wouldn't be 100%.

Jaeson Schmidt

Okay. Perfect. And next question here is on the Tier 3 market. And just if you could outline the annual unit opportunity in the Tier 3 space, assuming that it's a lower radio per agency number compared to the Tier 1 and Tier 2?

John Suzuki

So I don't necessarily agree with that assumption, Jaeson. So first, the way we break out the tiers is by population. The first tier is 100 million people, and it's about 50 counties. If you look at Tier 2, the next 100 million people is in about 200 counties. And Tier 3 is 870 counties, 100 million people, right? I think that you will find that the number of devices is pretty consistent with the number of first responders you have, the number of first responders is consistent with the population within that area. I mean there are some variations, clearly, but that's more or less what it is.

So I think you're looking at a good 1/3 of the devices being sold into that Tier 3 and I guess what we call Tier 4, it's like 20 million, 30 million. These are like over 1,000 counties. Whatever is left, there's 3,000 counties really in the United States. But that's where we feel our strength is.

Now that being said, that doesn't mean a Tier 1 county or a customer couldn't buy our radio, right? I mean we've sold radios to New York City. Why? Not that they have wildland fires in Manhattan, they don't, clearly. But they do have a lot of firefighters and they do like to do wildland fire.

So when they go on mission, guess what, they put their radios that they purchase on their daily use. They put that aside and they grab their BK radios, and they go out on mission on wildland fire, and there's the exposure. So -- and then there's a lot of smaller communities, even though there's a lot of pressure to buy a common brand, especially as you look in the Tier 2 markets, where they're independent, they have their own money and they make their own decisions.

And there are certainly counties that are not adjacent to large metroplexes such as Boulder County. We are very successful in taking, I think, it's like 40-plus fire departments. They had bought a variety of different radios, every brand of radio for their home use solution. They all bought BK radios for wildland fire. But when they got some funding, they decided to choose one radio for both missions and one brand, and that radio was the BKR 9000.

So we talk a lot about Tier 3 because we do think that it's our easiest story to tell, but there are plenty of opportunities in the Tier 2 and in some cases, in Tier 1. It's just more opportunistic versus an overall strategy.

Jaeson Schmidt

Okay. That's really helpful. And a question here on the recent news on AT&T investing $2 billion to upgrade FirstNet and how you view any potential implications for either positive or negative for you guys?

John Suzuki

That sounds like a James' question.

James Teel

Yes. Thank you, John. That is a significant upgrade. I think that's a -- we view that positively because ultimately, it is going to enhance the services that are being delivered to public safety. And what happens, and we've seen it, AT&T won the FirstNet contract and of course, really focused on public safety, redundancy and priority on the network for first responders. And of course, that is cascaded to AT&T's competitors, Verizon and T-Mobile, the big 3.

And at the end of the day, that brings more value to public safety. And it also gives from a solutions perspective, solutions that are interoperating over these cellular networks and these capabilities, it gives us the ability to take advantage of those. So at the end of the day, it's a good thing.

Jaeson Schmidt

Perfect. And next question here, given the strong free cash flow dynamics, if deal opportunities don't present themselves, would you guys consider an aggressive stock buyback program?

John Suzuki

Yes. I mean -- so the short answer is yes, but there's also the opportunity for first-time dividends. So I don't want to make comment on one or the other. But your statement is if we don't see a good acquisition opportunity on the horizon, and we've got a fairly healthy cash balance and of course, we view ourselves as generating more cash every quarter on a go-forward basis. And so I think the prudent thing would be to return that to the shareholder, whichever is the more efficient vehicle at the time, whether it's a onetime dividend or a stock buyback.

Scott, do you want to add to that?

Scott Malmanger

Yes, I would say that we have experienced excellent free cash flow. I looked at our cash balance at the end of 2024. It was $7 million. Our balance as of the end of this December 2025 was $22.8 million. So we are compiling cash through our free cash flow. And I think the emphasis would be whatever is most effective for shareholder value, which is probably more aligned with the special dividend than share repurchase.

Jaeson Schmidt

Okay. That makes sense. And this next question is specifically for John. Can you talk about your own personal long-term plans, given your extensive history in the industry and long career, how you're thinking about your next steps essentially?

John Suzuki

President, CEO & Director

I appreciate the question, Jaeson. So yes, if you asked me this 5, 6 years ago when I'd be back in the LMR industry, my answer would have been no. So -- but the opportunity came, and I could not say -- I couldn't say no to the opportunity, and I've enjoyed my tenure here at BK, and I love interacting with shareholders and investors. And -- so it's been a great run through Vision 2025.

When we started looking at planning for Vision 2030, and again, when I think about this, it's more of a 15-year life cycle, right? Because these platforms that we're producing, they have very long life cycles. But if we take the next period of 2030, we put together our projections and sat with the Board and said that we think that this is within the realm of possible, right? It required a lot of work just like getting through to Vision 2025, but if we stay focused and we build a strong team, we believe we can double that revenue and so on.

Part of that was a conversation that Scott and I had with the Board that says, Scott is actually a little older than me, I'll let him speak for himself. But we wanted to align our long-term incentives, right? We are both fortunate in the positions that we are in today in our lives. But we felt that if we did something extraordinary in achieving the Vision 2030 that we should probably share in that reward as well. And so we took a page from, I guess, the playbooks that we're seeing in the industry and said, look, if we don't -- if our shareholders don't gain from the activities that we do in the next 5 years, then we shouldn't gain either. And so we set these targets. Our compensation is tied specifically to shareholder price. It's actually in 5 tranches. There's an 8-K. You can go look at that. And so our interest is really in bringing -- getting the shareholder price up.

Now that being said, the way Scott and I were a little bit old school is you go make more money, right? You go make more money, your higher earnings per share, then the chances are the share prices are going to go up. That's the way we think, right? We're not short-term thinkers. We're more long-term thinkers and that's what the plan has been set on.

So that's where our heads are on this. And I know for myself or the way the plan is structured, I can't exercise, even though they vest, I can't exercise for 5 years, which will be like 2030. So good, bad, indifferent, I've kind of set my bed with the company. I'm excited about what the opportunity can bring. And I expect to be here through 2030 unless the Board decides that they want to go in a different direction or something, which always they have the ability to go do. But from my personal standpoint, both Scott and I have kind of made our bed here and we believe strongly in what we're doing. And just as we executed on Vision 2025, we're excited to execute on Vision 2030.

Jaeson Schmidt

That's good to hear and appreciate that color. Next question here is on the -- just given the security and safety product dealer market has seen quite a bit of consolidation, how that has changed your market positioning, positive or negative?

John Suzuki

So I would agree with the comment, right? There's been consolidation on what we would call the radio dealer market over the last 10 years, right? There's been some concentration in those dealerships. But you'll find that most of them are in the primary markets. And so as you go into the Tier 3 markets, there's still quite a lot of independent jobs. And it's just harder to roll up, I think, in that particular market. So as it aligns to our Tier 3 strategy and our growth area, we do find that there are a lot of independent people out there that are willing to entertain our product line.

So I can't speak 5 years from now, how that's going to look. We certainly see that consolidation in Tier 1 and into Tier 2 markets, but we've not seen as much consolidation in the Tier 3 side.

Jaeson Schmidt

Understood. And next question here is on the potential threat of satellite to LMR and how you guys view sort of satellite mobile services?

John Suzuki

Yes. I don't think I'd use the word threat. I think I would use the word opportunity. And on that note, I'll ask James to kind of expound on that.

James Teel

Great question. And I mentioned the satellite direct to phone in my presentation. That's certainly a technology innovation that we're watching very closely. The big 3 carriers are making major investments into that technology along with the LEO SATCOM providers to essentially enable off-the-shelf smartphone to talk to an LEO satellite, when in fact, it thinks it's talking to a terrestrial network, but in fact, it's talking to a satellite.

That, we believe, will have significant positive implications on public safety. Think about it. Think about wildland fire. They're out -- wildland firefighters typically are in very remote Internet-deprived environments. They may be lucky to have an LMR repeater. A lot of times, it's talking around a direct mode in the radios. But the ability if they have a phone on them, stashed in their turnout coat, for example, that can connect to a satellite, it opens up so many, many opportunities for -- it's essentially connectivity everywhere.

And it's also driving our strategy around broadband, and that's why we're leveraging the smartphone as a platform to make that connection because in the future, if the smartphone can connect to an LEO satellite, we can leverage that connection through our solutions portfolio. So we think that it is a major technology innovation that's going to have significant positive impact on the industry.

Jaeson Schmidt

Okay. That's good to hear. And the next question here is on your guys' opportunity to upgrade existing 5000 units to the 9000 product at that higher ASP?

John Suzuki

Yes. I'm going to take that, Jaeson, because I can tell you, when I started talking -- when I joined the company and we looked at the 9000 strategy, we really looked at this as a separate market than the 5000 or the wildland fire market. Since then, we've seen that that's not true, right? We've seen a lot of customers, and Stephen presented an example with the State of Florida where they spent 2 years testing the 5000. And in fact, we're ready to pull the trigger on the 5000. But the facts on the ground is that the State of Florida will have an 800 megahertz system, P25, which gave some greater and broader interoperability communications capability.

And when they made the final assessment, they paid more for the 9000 than they did on the 5000 because of that future path. And they didn't buy all the software in the 9000, they couldn't afford to because they really budgeted around the 5000. That's okay, right? Because as they get more funding, then they're going to upgrade to those radios. For example, the 800 megahertz is not something purchased initially. They'll add that to the radios and dramatically increase their communication capabilities.

And so we're seeing that more of a trend across because if you look at state and local LMR communications for their daily use, a lot of that is at 800 megahertz. And of course, wildland fire is 150 megahertz. So having at least a dual-band radio just increases their overall capabilities, but allows them to have a single radio versus two radios. And so we've seen a more significant uptake towards the 9000.

That being said, the 5000 is still going to be here for 10-plus years. There's a core set of users that are very focused on Forestry and they love the 5000. And at the end of the day, they just don't need to spend the extra money. It meets their mission.

Jaeson Schmidt

Okay. That makes sense. And then next question kind of circling back to the Motorola dynamics. And as you migrate more into that law enforcement market, have you seen or heard Motorola change their strategy at all just given you guys are making a little more noise in that market these days?

John Suzuki

I'll start off and see if Stephen has anything to add. But I'll be honest with you, at $86 million, I think they probably get that revenue by noon. So I'm not really sure that certainly at Greg Brown's office that we really matter at this point. And if we did, they could probably just buy us, it'd be less expensive. They have contracts and dynamics that really make it harder for them to move without creating some huge problems on the profitability side. They do tend to -- I mean they have a huge embedded base and they press on that. And it is hard to move people off their brand that they've been buying for a while, and I think they depend on that.

I think that things that we're doing is still to be seen, right? I mean I feel that our strategy, we can get to a 10% market share, which would be a substantial growth. We're not obviously saying that in Vision 2030. But I think that there are enough players out there that have a compelling need to buy an all-band radio, but are budget constrained. And I think that we're going to take these customers one at a time. And I think that our potential market for that could be that 10% point.

Now on a fair competitive area, could we get to 20% or 30%, that's where, in my mind, James Teel comes in, right? I mean we have to provide something that's innovative and compelling that's beyond what we're offering today, right? And we think that, that opportunity comes on the broadband side. So to the extent that we can bring solutions to market that's very innovative and different than what our competitors are doing, then I think it offers more of a compelling reason for them to take the risk and move. So to go beyond that 10%, we really are looking towards the solution side to drive that business.

Jaeson Schmidt

No, that makes sense. And it looks like we are out of questions. I think we've covered quite a bit. So John, I'm going to turn it back over to you for closing remarks.

John Suzuki

Well, I appreciate that. And before I forget, Jaeson, I want to thank you on behalf of BK to hosting this. I know it takes time out of your day and you have plenty of things to do, but you did a great job today. Thank you so much. And keeping us honest on those questions. I appreciate that very much.

Jaeson Schmidt

Happy to be a part of it.

John Suzuki

And to everyone, thank you for joining us today as we unveil our Vision 2030 plan. The last 5 years has been transformational for BK Technologies. We stand here today with a balance free -- or debt-free balance sheet, $22.8 million in cash, record margins, a proven track record of strategic execution and a clear road map for the next phase of growth. We are confident the same disciplined execution that defined Vision 2025 will carry forward into Vision 2030. These objectives are anchored by the delivery of long-term value creation for our shareholders and our commitment to serve those who serve us all.

To the firefighters, law enforcement and public safety heroes, thank you. Your mission is our mission, and we reiterate our commitment to delivering the most reliable, mission-critical safety and communication solutions possible.

And to our shareholders, thank you for the continued trust and confidence in our strategy. We have never been more energized to successfully execute on our Vision 2030 strategy. We look forward to updating you on our milestones throughout this next phase.

And at that point, again, I would like to thank you for participating in this call. All the best to you, and have a great day.